Exhibit 99.1

AEO Inc. Reports First Quarter Results In Line with Plan

•
Delivered record ﬁrst quarter revenue of $1.1 billion, reﬂecting 2% growth to last year

•
Adjusted operating proﬁt of $44 million, up to last year

•
Aerie posted all-time high ﬁrst quarter revenue and proﬁtability, with positive comp growth

•
American Eagle continued to see a sequential improvement in revenue trends with year-over-year growth in operating income

May 24, 2023

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outﬁtters, Inc. (NYSE: AEO) today announced ﬁnancial results for the ﬁrst quarter ended April 29, 2023.

“We entered 2023 with a cautious plan, balancing continued optimism for our brands with the flexibility to navigate uncertainty in the macro environment. I am pleased to note that this strategy delivered for us, as we successfully managed through the first quarter and achieved results in-line with plan. Both Aerie and American Eagle saw solid improvement during the quarter and maintained strength in their categories,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

“With ongoing macro challenges, we are maintaining a clear focus on inventory discipline, cost savings and efficiencies across the business. Looking forward, our priority is to rebuild operating margins, while also seeking opportunities for profitable growth and to deliver more consistent shareholder returns.”

First Quarter 2023 Results:

•
Total net revenue of $1.1 billion was up 2% to the ﬁrst quarter of 2022. Store revenue was up 5%. Digital revenue declined 4%.
•
Aerie revenue of $359 million rose 12% versus ﬁrst quarter 2022. Comp sales increased 2%. American Eagle revenue of $671 million declined 2% versus ﬁrst quarter 2022. Comp sales declined 4%.

•
Gross proﬁt of $413 million increased approximately 6% compared to $388 million in the ﬁrst quarter of 2022 and reﬂected a gross margin rate of 38.2% compared to 36.8% last year. Merchandise margin expansion was driven by lower transportation costs with a partial offset from higher markdowns. Lower compensation and delivery costs also had a positive impact on margins offset by higher rent linked to new store openings.
•
Selling, general and administrative expense of $312 million was up 5% to last year. Higher corporate compensation and advertising were partially offset by lower store compensation and professional service expenses. SG&A increased 60 basis points as a rate to sales versus ﬁrst quarter 2022.

•
GAAP operating income was $23 million. Non-GAAP operating income of $44 million, reﬂected a 4.1% margin. This excluded $21 million of impairment, restructuring and other charges related to Quiet Platforms as the company repositions for improved proﬁtability.
•
GAAP diluted EPS of $0.09. Non-GAAP diluted EPS of $0.17 excludes $0.08 of impairment and restructuring charges.
•
Average diluted shares outstanding were 197 million including less than 1 million average shares of unrealized dilution associated with the company’s convertible notes for the period prior to redemption.

Inventory

Total ending inventory declined 8% to $625 million compared to $682 million last year, with units down 9%. Inventory is current, with AE and Aerie inventory across the US and Canada down in the double-digits to last year. The company is maintaining inventory discipline with the second quarter planned below the sales trend.

Capital Expenditures

Capital expenditures totaled $46 million in the first quarter. For 2023, management now expects capital expenditures to approximate $150 to $175 million, compared to prior guidance of $150 to $190 million.

Balance Sheet

The company continues to take steps to strengthen the balance sheet. In the first quarter, the remaining $9 million of outstanding principal related to the senior convertible notes due 2025 was redeemed.

Outlook

For the second quarter, management’s outlook reflects revenue down low-single digits to last year with operating income in the range of $25 to $35 million. This assumes gross margin recovery year-over-year as the company cycles pressure from end of season sell-offs and elevated freight costs. SG&A is expected to increase in the low-to-mid-single digits. Depreciation is expected to be similar to the ﬁrst quarter.

For the year, management expects revenue in the range of ﬂat to down low-single digits to last year with operating income in the range of $250 to $270 million.

Conference Call and Supplemental Financial Information

Management will host a conference call and real time webcast today at 4:30 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a ﬁnancial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including consolidated adjusted operating income, net income and net income per diluted share, excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Management believes that this non-GAAP information is useful for an alternate presentation of the company’s performance, when reviewed in conjunction with the company’s GAAP consolidated financial statements and provides a higher degree of transparency.

These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations. We encourage investors and others to review our ﬁnancial information in its entirety, not to rely on any single ﬁnancial measure and to view these non-GAAP ﬁnancial measures in conjunction with the related GAAP ﬁnancial measures.

The tables included in this press release reconcile the GAAP ﬁnancial measures to the non-GAAP ﬁnancial measures discussed above.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outﬁtters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, Hong Kong and Japan, and ships to approximately 80 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 260 international locations operated by licensees in approximately 30 countries. In 2022, AEO released its ﬁrst annual Building a Better World report, which outlines two decades of ESG achievements through the company’s Planet, People and Practices initiatives. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is deﬁned in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including second quarter and annual ﬁscal 2023 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the ﬁscal year ended January 28, 2023 and in any other ﬁlings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's ﬁnancial performance and could cause actual results for ﬁscal 2023 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, ﬁnancial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store ﬁnancial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center trafﬁc; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difﬁculty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and ﬁnancial conditions, and the resulting impact on consumer conﬁdence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Molitaris

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	April 29, 2023	April 30, 2022
Assets
Current assets:
Cash and cash equivalents	$117,841	$228,775
Merchandise inventory	624,851	682,100
Accounts receivable, net	259,074	230,469
Prepaid expenses and other	127,735	139,195
Total current assets	1,129,501	1,280,539
Operating lease right-of-use assets	1,053,938	1,210,169
Property and equipment, at cost, net of accumulated depreciation	762,433	745,165
Goodwill	264,896	271,398
Intangible assets, net	92,399	100,679
Non-current deferred income taxes	13,034	42,977
Other assets	57,693	50,591
Total assets	$3,373,894	$3,701,518
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$212,318	$236,376
Current portion of operating lease liabilities	321,430	317,844
Unredeemed gift cards and gift certificates	57,014	59,256
Accrued compensation and payroll taxes	43,550	34,469
Accrued income taxes and other	13,812	15,550
Other current liabilities and accrued expenses	68,313	73,984
Total current liabilities	716,437	737,479
Non-current liabilities:
Non-current operating lease liabilities	987,048	1,150,951
Long-term debt, net	30,225	405,807
Other non-current liabilities	21,168	24,275
Total non-current liabilities	1,038,441	1,581,033
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock	-	-
Common stock	2,496	2,496
Contributed capital	324,396	562,973
Accumulated other comprehensive loss	(26,777)	(40,315)
Retained earnings	2,130,108	2,224,113
Treasury stock	(811,207)	(1,366,261)
Total stockholders' equity	1,619,016	1,383,006
Total Liabilities and Stockholders' Equity	$3,373,894	$3,701,518

Current ratio	1.58	1.74

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	GAAP Basis
	13 Weeks Ended
	April 29, 2023	% of Revenue	April 30, 2022	% of Revenue
Total net revenue	$1,080,926	100.0%	$1,055,037	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	667,747	61.8%	667,011	63.2%
Gross profit	413,179	38.2%	388,026	36.8%
Selling, general and administrative expenses	312,345	28.9%	298,755	28.3%
Impairment, restructuring and other charges	21,275	2.0%	-	0.0%
Depreciation and amortization expense	56,728	5.2%	47,369	4.5%
Operating income	22,831	2.1%	41,902	4.0%
Interest expense, net	690	0.1%	4,588	0.4%
Other income, net	(3,311)	-0.3%	(4,444)	-0.4%
Income before income taxes	25,452	2.3%	41,758	4.0%
Provision for income taxes	6,999	0.6%	10,018	1.0%
Net income	$18,453	1.7%	$31,740	3.0%

Net income per basic share	$0.09		$0.19
Net income per diluted share	$0.09		$0.16

Weighted average common shares outstanding - basic	194,487		168,460
Weighted average common shares outstanding - diluted	197,160		219,742

AMERICAN EAGLE OUTFITTERS, INC.
BASIC AND DILUTED EARNINGS PER SHARE RECONCILIATION
(Dollars and shares in thousands)
(unaudited)

	13 Weeks Ended
Numerator:	April 29, 2023	April 30, 2022
Net income and numerator for basic EPS	$18,453	$31,740
Add: Interest expense, net of tax, related to the 2025 Notes (1)	58	3,369
Numerator for diluted EPS	$18,511	$35,109

Denominator:
Denominator for basic EPS - weighted average shares	194,487	168,460
Add: Dilutive effect of the 2025 Notes (1)	834	48,574
Add: Dilutive effect of stock options and non-vested restricted stock	1,839	2,708
Denominator for diluted EPS - weighted average shares	197,160	219,742

(1) During the 13 weeks ended April 30, 2022, the Company adopted ASU 2020-06 under the modified retrospective method, which requires the Company to utilize the "if-converted" method of calculating diluted EPS.

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	April 29, 2023
	Operating income	Net income	Diluted earnings per common share
GAAP Basis	$22,831	$18,453	$0.09
% of Revenue	2.1%	1.7%

Add: Impairment, restructuring and other charges (1)	21,275	15,424	0.08
Non-GAAP Basis	$44,106	$33,877	$0.17
% of Revenue	4.1%	3.1%

(1) $21.3 million pre-tax impairment, restructuring and other charges related to Quiet Platforms as the Company repositions for improved profitability including:

•
$10.8 million of long-lived asset impairment charges

•
$5.6 million of employee related costs
•
$4.9 million of other commercial related charges

AMERICAN EAGLE OUTFITTERS, INC.
RESULTS BY SEGMENT
(Dollars in thousands)
(unaudited)

	American Eagle	Aerie	Corporate and Other (1)	Total
13 weeks ended April 29, 2023
Total net revenue	$671,092	$359,082	$50,752	$1,080,926
Operating income (loss)	$107,167	$56,604	$(140,940)	$22,831
Impairment, restructuring and other charges	$-	$-	$21,275	$21,275
Adjusted operating income (loss)	$107,167	$56,604	$(119,665)	$44,106
% of revenue	16.0%	15.8%		4.1%
Capital expenditures	$14,943	$11,188	$19,726	$45,857

13 weeks ended April 30, 2022
Total net revenue	$685,579	$321,712	$47,746	$1,055,037
Operating income (loss)	$103,905	$43,073	$(105,076)	$41,902
% of revenue	15.2%	13.4%		4.0%
Capital expenditures	$15,770	$31,015	$11,609	$58,394

(1) Corporate and Other includes revenue and operating results of the Todd Snyder brand, Unsubscribed brand, and Quiet Platforms (net of intersegment eliminations), which have been identified as separate operating segments, but are not material to disclose as separate reportable segments. Corporate operating costs represent certain costs that are not directly attributable to another reportable segment.

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)

First Quarter
2023
Consolidated stores at beginning of period	1,175
Consolidated stores opened during the period
AE Brand (2)	4
Aerie (incl. OFFL/NE) (3)	2
Todd Snyder	1
Consolidated stores closed during the period
AE Brand (2)	(2)
Total consolidated stores at end of period	1,180

AE Brand (2)	867
Aerie (incl. OFFL/NE) (3)	297
Todd Snyder	11
Unsubscribed	5

Total gross square footage at end of period (in '000)	7,273

International license locations at end of period (1)	280

(1) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.

(2) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.

(3) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.